                                                                    Exhibit 99.2

                              ORPHAN MEDICAL, INC.
                            CONDENSED BALANCE SHEETS


                                                                                      SEPTEMBER 30,
                                                                            --------------------------------
                                                                                2001               2001
                                                                            --------------    --------------
                                                                              (unaudited)       (proforma)
   Assets
   Current assets:
   Cash and cash equivalents                                                $    6,050,437    $   19,076,174
   Available-for-sale securities
   Other current assets                                                          3,337,472         3,337,472
                                                                            --------------    --------------
   Total current assets                                                          9,387,909        22,413,646

   Property and equipment, net                                                     409,048           409,048

   Other assets
                                                                            --------------    --------------
   Total assets                                                             $    9,796,957    $   22,822,694
                                                                            ==============    ==============

   Liabilities and shareholders' equity Current liabilities:
   Accounts payable                                                         $      216,350    $      216,350
   Accrued expenses                                                              3,330,161         3,330,161
                                                                            --------------    --------------
   Total current liabilities                                                     3,546,511         3,546,511

   Commitments

   Shareholders' equity:
   Convertible preferred stock                                                         121               121
   Common stock                                                                     85,347           102,417
   Additional paid-in capital                                                   59,174,618        72,183,285
   Accumulated deficit                                                         (53,009,640)      (53,009,640)
                                                                            --------------    --------------
                                                                                 6,250,446        19,276,183
   Unrealized gain (loss) on available-for-sale securities
                                                                            --------------    --------------
   Total shareholders' equity                                                    6,250,446        19,276,183
                                                                            --------------    --------------
   Total liabilities and shareholders' equity                               $    9,796,957    $   22,822,694
                                                                            ==============    ==============

The proforma balance sheet at September 30, 2001 reflects the December 10, 2001 sales of approximately 1.7 million newly issued shares of common stock for net proceeds of $13.0 million, as if the transactions had occurred as of that date.